Exhibit 21.1

List of Subsidiaries

Hunt Mining Corp. has the following subsidiaries:

  Hunt Gold USA LLC (Washington, USA)

  1494716 Alberta Ltd. (Alberta, Canada)

  Cerro Cazador S.A. (Argentina)